Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

                              One Financial Center
                           Boston, Massachusetts 02111
Direct dial  617-832-1682                                       617 542 6000
                                                                617 542 2241 fax

Focus Enhancements, Inc.
Videonics Corporation



                                November 22, 2000

                                                                     Exhibit 8.1


Focus Enhancements, Inc.
600 Research Drive
Wilmington, MA 01887

Videonics Corporation
1370 Dell Avenue
Campbell, CA 95008

Ladies and Gentlemen:

         We have acted as counsel to Focus Enhancements, Inc. ("Focus"), a Delaware corporation, in connection with the proposed merger of its wholly-owned subsidiary PC Video Conversion, Inc. ("Merger Sub"), a Delaware corporation, with and into Videonics, Inc. ("Videonics"), a California corporation. The Merger will be consummated pursuant to an Agreement and Plan of Merger dated as of August 30, 2000 (the "Merger Agreement"), by and among Focus, Videonics and Merger Sub. The Merger is described in the Registration Statement on Form S-4 (the "Registration Statement") of which this exhibit is a part. This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the documents related thereto.

         In preparing this opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus included in the Registration Statement (the "Proxy Statement"), (iii) the tax representation letters delivered to us by Focus, Videonics and Merger Sub in connection with this opinion (the "Representation Letters"), and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

         In rendering this opinion, we have assumed without investigation or verification that the facts relating to the Merger as described in the Proxy Statement are true, correct and complete in all material respects; that all representations and warranties contained in the Proxy Statement, the Merger Agreement and the Representation Letters are, at the time they are made, and will remain at all times through the Effective Time, true, correct and complete and may be relied upon by us at the time they are made and at all times through the Effective Time; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. We have further assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents; and that the Merger will be consummated at the Effective Time pursuant to the terms, conditions and


                        Boston New York Reston Washington

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Focus Enhancements, Inc.
Videonics Corporation
November 22, 2000
Page 2



covenants set forth in the Merger Agreement (including, without limitation, the effecting of the Merger in accordance with the General Corporation Law of the State of Delaware and the California Corporate Law) without the waiver or modification of any such terms, conditions and covenants; and that Focus, Videonics and Merger Sub each will comply with all reporting obligations required under the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations with respect to the Merger. Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

         Our  opinion  is based on  existing  provisions  of the Code,  Treasury
Regulations, judicial decisions and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion, all of which are subject to change (possibly with retroactive effect) or reinterpretation. No assurances can be given that a change in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein. We undertake no responsibility to advise you of any such developments in the law after the Effective Time.

         No ruling has been or will be sought from the IRS by Focus, Videonics or Merger Sub as to the United States federal income tax consequences of any aspect of the Merger, and our opinion is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

         Based upon and subject to the foregoing, the discussion in the Proxy Statement under the heading "Certain Federal Income Tax Consequences" subject to the limitations and qualifications described therein, fairly and accurately constitutes our opinion as to the material United States federal income tax consequences of the Merger.

         Our opinion addresses only the specific United States federal income tax consequences of the Merger set forth herein, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use or other tax consequences that may result from the Merger.

         This opinion is being provided to you solely for use in connection with the Registration Statement, and this opinion letter may not be used, circulated, quoted, or otherwise referred to for any other purpose. We hereby consent to the use of our name under the caption "Certain Federal Income Tax Consequences" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


                           Very truly yours,

                           /s/ MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, PC

                           MINTZ, LEVIN, COHN, FERRIS, GLOVSKY and POPEO, P.C.